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                             LIST OF SUBSIDIARIES


Uproar Inc. (a New York Corporation)
240 West 35th Street, 9th Floor
New York, New York 10001



Prize Point Entertainment Corporation (a Delaware Corporation)
240 West 35th Street, 18th Floor
New York, New York 10001


Uproar UK Limited
1 Wedgwood Mews
12-13 Greek St.
London W1 5LW
England


Uproar GmbH
Deichstrasse 29
20459 Hamburg
Germany


Uproar Kft.
Erzsebet KRT 50 IV
Budapest H-1073
Hungary